Exhibit 4.3

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE dated as of January 20, 2005, between FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK (as successor to United States Trust Company of New York (the “Old Trustee”)), a New York banking corporation, as Trustee (the “Trustee”), to the Indenture, dated as of May 24, 2000 (the “Indenture”), between the Company and the Old Trustee, as amended as of the date hereof.  Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

WITNESSETH:

WHEREAS, the Company and the Old Trustee have heretofore executed and delivered the Indenture providing for the issuance of 12-1/2% Senior Subordinated Notes due 2010 (the “Securities”) of the Company;

WHEREAS, the Company intends to offer its common stock to the public pursuant to a Registration Statement on Form S-1 (the “IPO”) and enter into a series of transactions (the “Restructuring”) which require the amendment and/or waiver of various provisions of the Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount of the Securities outstanding, amend the Indenture and/or the Securities;

WHEREAS, the Company has offered to purchase for cash all of the outstanding Securities upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated January 5, 2005, as the same may be amended, supplemented or modified (the “Offer”);

WHEREAS, the Offer is conditioned upon, among other things, the proposed amendments (the “Proposed Amendments”) to the Indenture set forth herein having been approved by at least a majority in aggregate principal amount of the Securities outstanding, with the effectiveness of such Proposed Amendments with respect to the Indenture and the Securities being subject to the acceptance for payment by the Company of Securities representing a majority in aggregate principal amount of the outstanding Securities pursuant to the Offer (the “Acceptance”);

WHEREAS, the Company has received and delivered to the Trustee the requisite consents to effect the Proposed Amendments under the Indenture and the Securities;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, by the Indenture and the certificate of incorporation and by-laws of the Company to make this Supplemental Indenture a valid and binding agreement of the Company for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

NOW THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Securities, the Company and the Trustee hereby agree as follows:

Article I.

Waiver of Compliance with Indenture

1.1                                 The Trustee, with the consent of a majority in aggregate principal amount of the outstanding Securities, waives compliance with the provisions of Sections 4.02 through 4.16 of the Indenture, inclusive, Article V of the Indenture and with any events of default set forth in Section 6.01 of the Indenture with respect thereto arising in connection with the consummation of the IPO and the transactions contemplated by the Restructuring, including, without limitation:

(a)                                  the entry into a new senior secured credit facility in an amount up to $690.0 million;

(b)                                 the repayment of all of the Company’s outstanding indebtedness; and

(c)                                  any and all actions that are taken by the Company or any of its subsidiaries in connection with the consummation of the IPO and the transactions contemplated by the Restructuring.

Article II.

Amendments to the Indenture

2.1                                 Amendment of Sections 4.02 through 4.06.  Sections 4.02 through 4.06 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

2.2                                 Amendment of Section 4.07.  The words “270 days” which appear in two places in the first sentence of clause (c) in Section 4.07 of the Indenture are hereby deleted in their entirety in both such places and replaced in both such places with the following: “360 days”.

2.3                                 Amendment of Sections 4.08 through 4.13.  Sections 4.08 through 4.13 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

2.4                                 Amendment of Sections 4.15 through 4.16.  Sections 4.15 through 4.16 of the Indenture, inclusive, are hereby deleted in their entirety and each Section is replaced with the following: “[intentionally omitted]”.

2.5                                 Amendment of Article V.  Article V of the Indenture is hereby deleted in its entirety and is replaced with the following: “[intentionally omitted]”.

2.6                                 Amendment of Section 6.01.

(a)  Clauses (3), (4), (5) and (8) of the first paragraph of Section 6.01 of the Indenture are hereby deleted in their entirety and replaced with the following: “[intentionally omitted]”.

(b)                                 The fourth paragraph reading “A Default under clause (4) is not an Event of Default until the Trustee or the Holders of at least 25.0% in aggregate principal amount of the Securities then outstanding notify the Company (and in the case of such notice by Holders, the Trustee) of the Default and the Company does not cure such Default within the time specified after receipt of such notice.  Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default”“ in Section 6.01 of the Indenture is hereby deleted in its entirety.

2.7                                 Amendment of Section 8.02.  Clause (7) of the first paragraph of Section 8.02 of the Indenture is hereby deleted in its entirety and replaced with the following: “[intentionally omitted]”.

2.8                                 Amendment of the Indenture and the Global Securities.  Section 4 of the Global Securities is hereby amended to add the words, “, as amended or supplemented from time to time” at the end of the first sentence after the words “, between the Company and the Trustee”.

2.9                                 Amendment of Defined Terms.

(a)                                  The defined term “Asset Sale” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

““Asset Sale” means any sale, lease, transfer, conveyance, issuance or other disposition (or series of related sales, leases, transfers, conveyances, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a

“disposition”), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares) or (b) any other Property of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary, other than, in the case of clauses (a) and (b) above:

(i)                                     any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(ii)                                  any merger, consolidation or amalgamation of the Company with or into any other Person (other than a merger with a Wholly Owned Subsidiary into the Company) or a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all of the Company’s Property in any one transaction or series of transactions unless:

(A) the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(B) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Company; and

(C)                in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(iii)                               any disposition or series of related dispositions for an aggregate consideration not in excess of $1.0 million;

(iv)                              contemporaneous exchanges by the Company or any Restricted Subsidiary of Telecommunications Assets for other Telecommunications Assets in the ordinary course of business as long as the applicable Telecommunications Assets received by the Company or such Restricted

Subsidiary have at least substantially equal Fair Market Value to the Company or such Restricted Subsidiary (as evidenced by a resolution of the Board of Directors of the Company);

(v)                                 the grant of Liens not prohibited by the Indenture;

(vi)                              any disposition of obsolete, worn-out, uneconomical or surplus property or equipment in the ordinary course of business;

(vii)                           the sale or other disposition of cash or cash equivalents (including the payment of dividends);

(viii)                        the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; and

(ix)                                any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or controversy.”

(b)                                 The defined term “Change of Control” in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

““Change of Control” means the occurrence of any of the following events:

(a)                                  any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more of the Equity Investors, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(b)                                 the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person, other than one or more of the Equity Investors, and any “person” (as defined in clause (a) above), other than one or more of the Equity Investors, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be;

(c)                                  during any period of two consecutive years, individuals who at the beginning of such period were members of the Board of Directors of the Company (together with any new members thereof whose election by the

Board of Directors or whose nomination for election by holders of Capital Stock of the Company was approved by a vote of a majority of the members of the Board of Directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(d)                                 the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.”

(c)                                  All terms defined in Sections 1.01 and 1.02 of the Indenture and contained in the Article, Sections and Clauses of the Indenture and the Securities deleted pursuant to Sections 2.1 through 2.8, inclusive, of this Supplemental Indenture, but not otherwise used elsewhere in the Indenture or the Securities, are hereby deleted in their entirety.

2.10                           Amendment of Section References.  All references in the Indenture and the Securities to the Article, Sections and Clauses of the Indenture and the Securities deleted pursuant to this Article II of this Supplemental Indenture are hereby deleted, other than any references to such Sections contained in clause (5)(i) of the first paragraph of Section 9.02 of the Indenture.

Article III.

Effectiveness

3.1                                 Effectiveness of this Supplemental Indenture.  This Supplemental Indenture is entered into pursuant to and consistent with Section 9.02 of the Indenture, and nothing herein shall constitute a waiver, amendment, modification or deletion of the Indenture requiring the approval of each Securityholder affected thereby pursuant to clauses (1) through (9) of the first paragraph of Section 9.02 of the Indenture.  Upon the execution of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby; provided, however, that the provisions of the Indenture and the Securities referred to in Articles I and II above (such provisions being referred to as the “Amended Provisions”) will remain in effect in the form they existed prior to the execution of this Supplemental Indenture, and the waivers, amendments, modifications and deletions to the Amended Provisions will not become operative, and the terms of the Indenture will not be waived, amended, modified or deleted, in each case, until the Acceptance.

Article IV.

Miscellaneous

4.1                                 Continuing Effect of the Indenture.  Except as expressly provided herein, all of the terms, provisions and conditions of the Indenture and the Securities outstanding thereunder shall remain in full force and effect.

4.2                                 Reference and Effect on the Indenture.  On and after the Acceptance, each reference in the Indenture to “the Indenture,” “this Indenture,” “hereunder,” “hereof” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

4.3                                 Trust Indenture Act Controls.  If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended, as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.

4.4                                 Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

4.5                                 Separability.  In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

4.6                                 Counterparts.  This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

4.7                                 Trustee.  The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

FAIRPOINT COMMUNICATIONS, INC.

By:	/s/ Walter E. Leach, Jr.
Name: Walter E. Leach, Jr.
Title: Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK,
as Trustee

By:	/s/ Derek Kettel
Name: Derek Kettel
Title: Agent